Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Second Quarter Report

Quarter ended June 30, 2012

1875 Lawrence in Denver, Colorado (left and center), and Interchange Business Center, San Bernardino, California.

Second Quarter Overview

As of September 6, 2012

•                  Our investment strategy targets properties with value-add characteristics that also have existing cash flow and identifiable opportunities to grow, but require strategic repositioning, reinvestment, or redevelopment. We continue to have an active acquisition pipeline. Currently, we are primarily focusing on multifamily, student housing, and potential value-add opportunities. Our strategy also includes selling selected assets when we believe we have met our value-creation goal for the asset.

•                  We have entered into an agreement to sell our Parrot’s Landing multifamily community in North Lauderdale, Florida. The contract price is approximately $56.3 million, excluding transaction costs. The original contract purchase price was $42.0 million. We expect the sale to close in the fourth quarter of 2012. We own a 90% interest in Parrot’s Landing.

•                  We are under contract with a potential buyer for one of the four buildings at Interchange Business Center in San Bernardino, California, and hope to close on a sale in the fourth quarter of 2012. We are continuing to evaluate opportunities to lease and/or sell the remaining three buildings.

•                  In recent months, we have made loan pay downs totaling $8.6 million on the 1875 Lawrence office building in Denver, Colorado, and Interchange Business Center. These principal repayments will reduce the REIT’s annual interest expense by more than $500,000. The debt on these properties comes due on December 31, 2012, and December 1, 2013, respectively.

•                  CMG’s tender offer for up to 1.5 million of the REIT’s common shares at $2.00 per share expired on July 20, 2012. In a filing with the Securities and Exchange Commission, CMG reported that only 2,040 shares were tendered by shareholders and accepted for purchase by CMG. We feel that investors made the right decision in not tendering their shares as we continue to believe that there is considerable value to be captured in the portfolio in the future.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except per share data)	3 mos. ended Jun. 30, 2012	3 mos. ended Jun. 30, 2011	6 mos. ended Jun. 30, 2012	6 mos. ended Jun. 30, 2011
FFO	$(745)	$80	$(1,533)	$871
FFO per share	$(0.03)	$0.01	$(0.06)	$0.04
Distributions declared	$—	$2,976	$16,257	$5,791
Distributions per share	$—	$0.125	$0.625	$0.248

(in thousands)	As of Jun. 30, 2012	As of Dec. 31, 2011
Total assets	$417,259	$477,996
Total liabilities	$235,633	$250,992

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Reconciliation of FFO to Net Loss

(in thousands, except per share amounts)	3 mos. ended June 30, 2012	3 mos. ended June 30, 2011	6 mos. ended June 30, 2012	6 mos. ended June 30, 2011
Net loss	$(4,360)	$(3,271)	$(667)	$(6,238)
Real estate depreciation and amortization(1)	3,615	3,351	7,472	7,109
Gain on sale of real estate	—	—	(8,338)	—
FFO(2)	$(745)	$80	$(1,533)	$871

(1) Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(2) Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

Date Published 09/12
© 2012 Behringer Harvard	1517-1 OP2 Q2 Report 2012